Exhibit 10.14
WAIVER AND RELEASE OF CLAIMS
     1. In consideration of the payments and benefits to be made under the Employment Agreement, dated as of December 7, 2006 (the “Employment Agreement”) and the additional benefits (all of which are set forth in Exhibit A, attached hereto), to which Stephen J. Weiss (the “Executive”) and Education Management LLC (the “Company”) (each of the Executive and the Company, a “Party” and collectively, the “Parties”) are parties, the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its parents, subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Employment Agreement, the Executive’s employment with the Company, or any termination of such employment, including claims (i) for severance or vacation benefits, unpaid wages, salary or incentive payments, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Executive Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), and any similar or analogous state statute, excepting only:
(A)	rights of the Executive arising under, or preserved by, this Agreement (including Exhibit A attached hereto) or Section 3 or Section 7 of the Employment Agreement;

(B)	the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

(C)	claims for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group; and

(D)	rights to indemnification the Executive has or may have under the by-laws, limited liability company agreement or certificate of incorporation of any member of the Company Affiliated Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force.
     2. The Employee acknowledges and agrees that the release of claims set forth in this Agreement is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.
     3. The release of claims set forth in this Agreement applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.
     4. The Executive specifically acknowledges that his acceptance of the terms of the release of claims set forth in this Agreement is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.
     5. As to rights, claims and causes of action arising under the ADEA, the Executive acknowledges that he has been given but not utilized a period of twenty-one (21) days to consider whether to execute this Agreement. If the Executive accepts the terms hereof and executes this Agreement, he may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Agreement as it relates to the release of claims arising under the ADEA. If no such revocation occurs, this Agreement shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed. If such a revocation occurs, the Executive shall irrevocably forfeit any right to payment of the Severance Payment and/or Pro-Rata Annual Bonus Payment (as such terms are defined in the Employment Agreement), but the remainder of the Employment Agreement shall continue in full force.
     6. Other than as to rights, claims and causes of action arising under the ADEA, the release of claims set forth in this Agreement shall be immediately effective upon execution by the Executive.
     7. The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.
     8. The Executive acknowledges that he has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to the release of claims set forth in this Agreement, and has been given a sufficient period within which to consider the release of claims set forth in this Agreement.
     9. The Executive acknowledges that the release of claims set forth in this Agreement relates only to claims which exist as of the date of this Agreement.

     10. The Executive acknowledges that the Severance Payments and/or Pro-Rata Annual Bonus Payment set forth on Exhibit A he is receiving in connection with the release of claims set forth in this Agreement and his obligations under this Agreement are in addition to anything of value to which the Executive is entitled from the Company and that such payments and the other benefits set forth on Exhibit A satisfy the Company’s obligations to the Executive under the Employment Agreement in connection with the termination of the Executive’s employment with the Company.
     11. Each provision hereof is severable from this Agreement, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Agreement is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
     12. This Agreement constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein.
     13. The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Agreement, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Agreement.
     14. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes.
     15. This Agreement shall be binding upon any and all successors and assigns of the Executive and the Company.
     16. Except for issues or matters as to which federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.
     17. Capitalized terms used herein have the meanings given them in the Employment Agreement unless otherwise defined herein.

     IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties, all as of July 10, 2009.

EDUCATION MANAGEMENT LLC

	By:	/s/ Todd S. Nelson

/s/ Stephen J. Weiss		Name: Todd S. Nelson
STEPHEN J. WEISS, Individually		Title: Chief Executive Officer
Solely with respect to the Stock Option Agreements described in Section 10 of Exhibit A hereto.

EDUCATION MANAGEMENT CORPORATION
By:	/s/ Todd S. Nelson
	Name:	Todd S. Nelson
	Title:	Chief Executive Officer

EXHIBIT A
Pursuant to the Executive’s Employment Agreement, and as otherwise agreed to by the Company in connection with his termination of employment effective August 5, 2009 (“Termination Date”), the Company shall provide the Executive the payments and benefits as follows:
     1. Executive’s base salary through the Termination Date and other items of compensation accrued through that date (less applicable withholding taxes), which amounts shall be paid on or about August 6, 2009;
     2. The Executive’s full 2009 MICP Bonus at 150% of target in the aggregate amount of $496,500 (less applicable withholding taxes), which amount shall be paid on or about August 6, 2009, as payment for his Pro-Rata Annual Bonus Payment;
     3. Severance Payments equal to: (1) 104% of Executive’s current Base Salary for eighteen (18) months, in the aggregate amount of $516,360 (less applicable withholding taxes); plus (2) additional Bonus payments at the same 150% of target referenced above for eighteen (18) months, in the aggregate amount of $744,750 (less applicable withholding taxes). These severance payments will be made over an eighteen (18) month period beginning six (6) months and a day following Executive’s termination of employment. On February 7, 2010 (six months and one day following the effective date of your termination of employment), Company will pay Executive a lump-sum payment of $420,370 (less applicable withholding taxes) representing the prior six months of delayed installment payments, with the balance of the severance payments to be paid in twelve (12) equal installments of $70,061.67 per month beginning on February 7, 2010;
     4. The continuation of Executive’s medical, dental and vision benefits for eighteen (18) months from the Termination Date (the Company will pay the same pro rata portion of Executive’s monthly premium as it pays for Executive as an active employee);
     5. Key Executive Outplacement Services or a cash payment equal to the estimated value thereof ($25,000), which services or payment shall be provided or paid no later than February 7, 2010.
     6. Reimbursement of documented costs of moving Executive’s personal possessions up to a maximum of $15,000;
     7. Reimbursement of documented legal expenses incurred by Executive in connection with having this Agreement reviewed by counsel up to maximum of $10,000;
     8. Executive will be allowed to retain his Company provided cell phone and laptop computer, after Company-related data is removed from the computer; and
     9. Executive will be provided a letter of reference following the execution of this Agreement.
     10. Under the terms of Executive’s Time-Vested Non-Qualified Stock Option

Agreement dated December 7, 2006 (the “2006 Option Agreement”), the Executive would have been entitled to exercise 80% of his time-based options (including the additional 20% that becomes vested as of the next anniversary of the grant date after the Termination Date). The Parent Board has decided to provide Executive with an additional benefit and fully vest the other 20% of his time-based options under the 2006 Option Agreement so that Executive may exercise 100% shares subject to this grant. This option will remain exercisable through the termination date set forth in the 2006 Option Agreement, unless sooner terminated in connection with the terms of the Option Plan or the 2006 Option Agreement.
     Under the terms of Executive’s Time-Vested Non-Qualified Stock Option Agreement dated June 28, 2007 (the “2007 Option Agreement”), the Executive would have been entitled to exercise 60% of his time-based options (including the additional 20% that becomes vested as of the next anniversary of the grant date after the Termination Date). The Parent Board has decided to provide Executive with an additional benefit and fully vest the other 40% of his time-based options under the 2007 Option Agreement so that Executive may exercise 100% shares subject to this grant. This option will remain exercisable through the termination date set forth in the 2007 Option Agreement, unless sooner terminated in connection with the terms of the Option Plan or the 2007 Option Agreement.